Free Writing Prospectus
Filed Pursuant to Rule 433
Dated April 20, 2020
Registration Statement Nos. 333-228027 and 333-228027-06

$1.2BLN ($1,111,500,000 offered) Toyota Auto Receivables 2020-B Owner Trust
JT-Leads: BofA(struc), RBC, SG                                                                                    Co-Mgrs: ANZ, ING, Unicredit

CLS	Size ($mm)	Offered ($mm)	WAL	MDY/S&P	EXP	LEGAL	BENCH	SPREAD	YLD	CPN	$PRICE
A-1	240.00	228.000	0.22	P-1/A-1+	10/20	05/17/21	ILIB	+ 10	1.14133		100.00000
A-2	450.00	427.500	0.96	Aaa/AAA	11/21	12/15/22	EDSF	+ 90	1.392	1.38	99.99243
A-3	393.04	373.388	2.24	Aaa/AAA	06/23	08/15/24	ISWP	+ 95	1.373	1.36	99.98000
A-4	86.96	82.612	3.48	Aaa/AAA	01/24	09/15/25	ISWP	+125	1.675	1.66	99.96903

BILL & DELIVER:	BofA	BBG TICKER:	TAOT 20-B
EXPECTED RATINGS:	Moody's/S&P	REGISTRATION:	PUBLIC
EXPECTED SETTLE:	04/29/20	FIRST PAY DATE:	05/15/20
EXPECTED PRICING:	04/20/20	PXG SPEED:	1.3% ABS to 5% CALL
ERISA ELIGIBLE:	YES	DENOMS:	$1k/$1k
CUSIPS:	A-1 89239R AA4	INTEXNET: bastaot20b_upsize BVXB
	A-2 89239R AB2	www.dealroadshow.com TAOT20B
A-3 89239R AC0
A-4 89239R AD8

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@bofa.com.